SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549-1004

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)of
the Securities Exchange Act of 1934

                                May 4, 2004
(Date of Report (Date of Earliest Event Reported))

                                 LA-Z-BOY INCORPORATED
(Exact name of registrant as specified in its charter)

                                  MICHIGAN                                                                             38-0751137

                (State or other jurisdiction of                                                                   (I.R.S. Employer
                     incorporation or organization)                                                              Identification No.)

            1284 North Telegraph Road, Monroe, Michigan                                            48162-3390

                   (Address of principal executive offices)                                                     (Zip Code)

Registrant's telephone number, including area code (734) 241-4074

                                           None

        (Former name, former address and former fiscal year, if changed since last report.)

Item 12:
On May 4, 2004, the Registrant issued a press release announcing a non-cash impairment charge relating to its intangible assets.   A copy of the press release is attached hereto as Exhibit 99.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LA-Z-BOY INCORPORATED —————————————— (Registrant)

Date: May 4, 2004

BY: /S/ Louis M. Riccio, Jr. —————————————— Louis M. Riccio, Jr. Corporate Controller On behalf of the registrant and as Chief Accounting Officer

Exhibit 99

NEWS RELEASE

Contact: Mark Stegeman	(734) 241-4418	mark.stegeman@la-z-boy.com

LA-Z-BOY ANNOUNCES NON-CASH IMPAIRMENT CHARGE

MONROE, MI. May 4, 2004 – La-Z-Boy Incorporated (NYSE, PCX: LZB) announced today that it will take a pre-tax charge of $71.9 million, $55.9 million net of tax, or $1.04 per diluted share to reflect the impairment of certain intangible assets in its fiscal 2004 fourth quarter ending April 24, 2004. The vast majority of this charge relates to the casegoods segment of its business and is a result of the writedown of both trade names and goodwill associated with prior acquisitions.

La-Z-Boy Incorporated president and CEO Kurt L. Darrow said, “The values of our casegoods businesses have been negatively impacted by the onslaught of import competition primarily from China and the severe downturn in the hospitality industry since September 11, 2001.” Under FASB Statement of Accounting Financial Standards 142 “Goodwill and Other Intangible Assets”, companies are annually required to assess the value of goodwill and identifiable intangible assets. La-Z-Boy performs that assessment in the fourth quarter each year. This charge is non-cash and will not negatively impact any of our debt covenants.

The company will report its fiscal fourth quarter and full year results on Tuesday, May 25, 2004 after the close of trading on the New York Stock Exchange and will host an investor conference call on Wednesday, May 26, 2004 at 11:00 a.m. E.D.T. Detailed information on the conference call will be provided in a separate news release.

Forward-looking Information

Any forward-looking statements contained in this news release are based on current information and assumptions and represent management’s best judgment at the present time. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: changes in consumer sentiment or demand, changes in demographics, changes in housing sales, the impact of terrorism or war, energy price changes, the impact of logistics on imports, the impact of interest rate changes, the outcome of the antidumping investigation by the United States Department of Commerce and potential disruptions from Chinese imports, the availability and cost of capital, the impact of imports as it relates to continued domestic production, changes in currency rates, competitive factors, operating factors, such as supply, labor, or distribution disruptions including changes in operating conditions or costs, effects of restructuring actions, changes in the domestic or international regulatory environment, not fully realizing cost reductions through restructurings, ability to implement new global sourcing organization strategies, the impact of new manufacturing technologies, fair value changes to our intangible assets due to actual results differing from projected, factors relating to acquisitions and other factors identified from time to time in the company’s reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at http://www.la-z-boy.com/about/ir_sec.asp. Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at: http://my.lazboy.com/mygallery/investor_relations.cfm.

Background Information

With annual sales in excess of $2 billion, La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home and office, as well as for the hospitality, health care and assisted-living industries. The La-Z-Boy Upholstery Group companies are Bauhaus, Centurion, Clayton Marcus, England, La-Z-Boy, La-Z-Boy Contract and Sam Moore. The La-Z-Boy Casegoods Group companies are Alexvale, American Drew, American of Martinsville, Hammary, Kincaid, Lea and Pennsylvania House.

The corporation’s vast proprietary distribution network is dedicated exclusively to selling La-Z-Boy Incorporated products and brands, and includes 324 stand-alone La-Z-Boy Furniture Galleries® stores and 364 La-Z-Boy In-Store Gallerys, in addition to in-store gallery programs at the company’s Kincaid, Pennsylvania House, Clayton Marcus, England and Lea operating units. According to industry trade publication Furniture/Today, the La-Z-Boy Furniture Galleries retail network by itself represents the industry’s fourth largest U.S. furniture retailer and the second largest single source furniture retailer. Additional information is available at http://www.la-z-boy.com/